EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 29, 2014 (the “Effective Date”), is between Array BioPharma Inc., a Delaware corporation (the “Company”), and Victor Sandor, M.D. (“Employee”).

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    Employment. The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

2.    Capacity and Duties. Employee shall be employed by the Company as Chief Medical Officer. During his employment Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Board of Directors and the duly elected officers of the Company. Employee shall devote his entire working time, attention and energies to the business of the Company. His actions shall at all times be such that they do not discredit the Company or its products and services. Employee shall not engage in any other business activity or activities that conflict with the proper performance of Employee’s duties hereunder, including constituting a conflict of interest between such activity and the Company’s business. Nothing in this paragraph shall prevent Employee from accepting speaking or presentation engagements in exchange for honoraria or from serving on board of charitable or non-profit organizations, in each case subject to Company approval, or from engaging in personal investing activities not involving any competitor of the Company. Exhibit A to this Agreement contains a list of the other business and professional activities in which Employee is currently engaged and have been approved to the extent set forth in Exhibit A.

3.    Compensation.

(a)    For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary as set forth herein, payable semimonthly in arrears. Employee’s initial annual salary shall be $425,000. During the term of this Agreement, the amount of Employee’s salary shall be reviewed at periodic intervals and appropriate upward adjustments in such salary may be made.

(b)    Employee shall also be eligible for a performance bonus for each fiscal year, beginning in fiscal year 2015, that Employee is employed by the Company (the “Performance Bonus”). The Performance Bonus shall be based on Employee’s base salary and the achievement of performance criteria to be established by the Board of Directors under a Management Bonus Plan (the “Management Bonus Plan”), which the Compensation Committee shall develop and recommend to the Board of Directors of the Company for each fiscal year and which shall apply to Employee and other members of the Company’s senior management. The performance criteria under the Management Bonus Plan shall include such items as performance of the Company compared to its fiscal year plan and budget; new business and customer development by the Company; and operational efficiency of the Company. It shall be a condition to Employee’s receipt of a Performance Bonus in any given year that Employee achieves certain minimum performance criteria to be established under the Management Bonus Plan.  It is anticipated that the Performance Bonus for any particular fiscal year will range between 20% and 60%, with a target of 40%, of Employee’s base salary; provided that the minimum performance criteria are achieved. The Performance Bonus may be paid in cash or in equity, at the discretion of the Board of Directors. The Performance Bonus shall be payable to Employee upon achievement of the minimum performance criteria and not later than 60 days following receipt by the Board of Directors of the Company’s audited financial statements for that fiscal year.

(c)    Employee shall receive awards of (i) that number of options to purchase shares of the Company’s common stock that translate to a value of $1,270,000 on the date of grant (the “Options”), and (ii) that number of restricted shares of the Company’s common stock that translate to a value of $700,000 on the date of grant (the “RSUs”). The Options will be incentive stock options under Section 422 of the Internal Revenue Code (the “Code”) to the extent permitted under Section 422(d) of the Code. The Options shall be governed by an option agreement (the “Option Agreement”), the RSUs shall be governed by an RSU agreement (the “RSU Agreement”), and both the Options and the RSUs shall be governed by the Company’s Amended and Restated Stock Option and Incentive Plan (the “Stock Option Plan”). The Option Agreement shall provide that the Options shall become exercisable upon vesting, and shall vest in tranches of twenty-five percent (25%) of the shares each at the completion of each year of the term of this Agreement. The exercise price of the Options shall be the fair market value of the Company’s common stock on the date of grant. The RSU Agreement shall provide that the RSUs shall become unrestricted upon vesting, and shall vest in tranches of fifty percent (50%) of the shares each at the completion of each year of the term of this Agreement. In the event of termination of employment, (y) Employee’s exercise of the Options, and any termination of the Options, shall be governed by the Option Agreement and the Stock Option Plan, and (z) the RSUs, and any forfeiture of the RSUs, shall be governed by the RSU Agreement and the Stock Option Plan.

(d)    In addition, Employee will be eligible to participate in any Executive Special Incentive Program (SIP) upon its establishment and approval.

(e)    Company shall pay to Employee $100,000 within 45 days after the Effective Date. If, before the first anniversary of the Effective Date, this Agreement is terminated without Good Reason by Employee pursuant to Section 5(e) or by Company For Cause pursuant to Section 5(c), a prorated amount of this payment under this Section 3(e) shall be immediately repayable to Company - the amount of the repayment will be reduced by $8,333.33 for every month of employment following the Effective Date.

(f)    In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof.  Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

(g)    During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company’s customary sick leave and vacation policies.

(h)    During the term of this Agreement the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in the performance of his duties under this Agreement, upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data. The Company shall reimburse Employee’s and his family’s expenses in moving from Kennett Square, Pennsylvania to the Boston, Massachusetts metropolitan area (“Boston”) in accordance with Company’s standard relocation policy in existence as of the effective date of this Agreement, which expenses shall include (i) moving costs for Employee’s and Employee’s immediate family’s personal property from Employee’s principal residence in Kennett Square to Employee’s new principal residence in Boston, and (ii) closing costs (including, without limitation, realtor fees and commissions, title fees and other transaction fees and expenses) associated with the sale of Employee’s current residence in Kennett Square and the purchase of a principal residence in Boston. The benefits pursuant to the Company’s standard relocation policy shall be available to Employee throughout the term of this Agreement. Company shall reimburse Employee’s expenses for coach class travel costs between Boulder and Employee’s primary residence in Pennsylvania or Massachusetts, as applicable, for commuting. The Company shall arrange at Company’s expense for housing and a vehicle to be available for Employee’s use during time spent in

Boulder on Company business. In addition, Company shall collaborate with Employee to identify appropriate serviced office facilities in the Boston, Massachusetts area for Employee’s use.

4.    Term.  Unless sooner terminated in accordance with Section 5, the term of this Agreement shall be for four years from the Start Date, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 60 days prior to the end of the original or then current renewal term of his or its intention to terminate at the end of such term.  The provisions of Sections 6, 7, 9 and 11 shall remain in full force and effect notwithstanding the termination of this Agreement; other sections intended to survive termination of this Agreement shall survive according to their terms.

5.    Termination and Severance.

(a)    If Employee dies during the term of this Agreement, (i) the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs; (ii) this Agreement shall be considered terminated on the last day of such month; and (iii) the Company shall cause any issued but unvested equity awards granted to Employee to immediately vest.

(b)    If during the term of this Agreement Employee is prevented from performing his material duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement upon 30 days’ prior notice thereof to Employee or his duly appointed legal representative. For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed “continuous” notwithstanding Employee’s performance of his duties during such period for continuous periods of less than 15 days in duration.

(c)    The Company may terminate this Agreement For Cause for Employee’s (i) gross negligence; (ii) material breach of any obligation created by this Agreement; (iii) a violation of any policy, procedure or guideline of the Company, of any material injury to the economic or ethical welfare of the Company caused by Employee’s malfeasance, misfeasance, misconduct or inattention to Employee’s duties and responsibilities, or any other material failure to comply with the Company’s reasonable performance expectations, upon notice of same from Company and failure to cure such violation, injury or failure within 30 days, or (iv), misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, violation of any state or federal law in the course of his employment, or theft of the Company’s property or time.

(d)    Either party may terminate this Agreement at any time for any or no reason upon 30 days’ notice to the other party.

(e)    If Employee’s employment is terminated by the Company prior to the end of the term pursuant to any provision other than 5(c), then, provided Employee (or Employee’s estate) executes the release described in Section 5(g) below and complies with his obligations under the Confidential Information Agreement and Noncompete Agreement incorporated by reference in Section 6 and 7 of this Agreement: (i) the Company shall pay as severance to Employee one year’s current base salary, in equal monthly installments in accordance with the Company’s standard payroll practices, subject to all applicable deductions and withholdings; (ii) provided Employee timely elects, and remains eligible for, continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (“COBRA”), the Company shall pay COBRA premiums to maintain Employee’s health insurance coverage for one year, and (ii) the Company shall cause any issued but unvested options and RSUs scheduled to vest in the year of termination to immediately vest; provided, however, that this sentence shall not diminish the vesting contemplated by 5(f) below in connection with a Change of Control (collectively “Severance Benefits”). In the event of (x) a requested relocation of Employee’s principal workplace by more than 50 miles from Boston following Employee’s relocation to Boston; (y) any reduction of Employee’s salary ; or (z) material diminishment of Employee’s duties or position, Employee may elect to resign with Good Reason and shall be entitled to receive from Company the Severance Benefits listed in this paragraph. A resignation with Good Reason will not be deemed to have occurred unless Employee gives the Company written notice of the condition within 30 days after the condition comes into existence specifying all relevant facts and the Company fails to remedy the condition within 30 days after receipt of Employee’s written notice.

(f)    If this Agreement is terminated by Company pursuant to Section 5(d) as a result of a Change of Control, then all outstanding options granted to Employee as of such Change of Control shall immediately vest (to the extent they are not already vested). For purposes of this Agreement, (i) a “Change of Control shall mean the consolidation or merger involving the Company in which the Company is not the surviving entity or any transaction in which more than 50% of the Company’s voting power is transferred or more than 50% of the Company’s assets are sold; and (ii) a termination shall be deemed to be the “result of” a Change of Control if, without limiting the generality of such phrase, the Company terminates or is deemed to have terminated Employee pursuant to Section 5(d) or (e) of this Agreement, respectively, during the period commencing three months prior to the occurrence (or expected occurrence) of a Change of Control and ending 12 months after the occurrence of a Change of Control. The foregoing acceleration provision shall be supplementary to, and shall not diminish any rights that Employee has under any other written agreement with the Company, including an option certificate or agreement.

(g)    As a condition to receiving any severance payments and benefits under this Agreement, Employee shall execute and return to the Company, on or before the Release Expiration Date (as defined below), a full and complete release of all claims against the Company, its affiliates, and their respective employees, officers, directors, owners and members, in a form reasonably acceptable to the Company (the “Release”). For purposes of this Agreement, the “Release Expiration Date” means the date that is 28 days following the date that the Company timely delivers the Release to Employee, or in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 52 days following such delivery date. Notwithstanding any provision to the contrary in this Agreement, (i) the Company will deliver the Release to Employee within 10 business days following the Termination Date, and the Company’s failure to timely deliver a Release will constitute a waiver of any requirement to execute a Release; (ii) if Employee fails to execute the Release or the Release fails to become irrevocable on or before the Release Expiration Date, Employee will not be entitled to any severance payments under this Agreement; and (iii) payments under this Agreement shall commence on the first payroll period commencing after the Release becomes irrevocable, provided however, that if the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments that are treated as nonqualified deferred compensation for purposes of Section 409A will be made in the later taxable year.

6.    Confidential Information. This Agreement incorporates by reference all the terms of that certain Confidentiality and Inventions Agreement as of the date signed between Employee and Company, as if fully set forth herein.

7.    Confidentiality, Noncompete. This Agreement incorporates all the terms of that certain Noncompete Agreement between Employee and the Company as of the date signed between Employee and Company, as if fully set forth herein.

8.    Waiver of Breach.  A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

9.    Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

10.    Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if hand delivered, mailed by first class mail, postage prepaid, sent by nationally recognized overnight courier or by facsimile, addressed as follows:  (i) If to the Company: to its principal office at 3200 Walnut Street, Boulder, Colorado 80301, facsimile: (303) 386-1290;  (ii) If to Employee: to 159 Forest Drive, Kennett Square, PA 19348; or such other address as either party may hereafter designate by notice as herein provided.  Notwithstanding the foregoing provisions of this Section 10, so long as Employee is employed by the Company any such communication, request, consent or other notice shall be deemed given if delivered as follows:  (x) If to the Company, by hand delivery to any executive officer of the Company other than Employee, and (y) If to Employee, by hand delivery to him.

11.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

12.    Assignment. The Company may assign its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee.  Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

13.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

14.    Amendments. No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

15.    Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

16.     Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provision of this Agreement will be administered, interpreted and construed accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purpose of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

***Signature Page Follows***

  IN WITNESS WHEREOF the parties have executed this Agreement this 29 day of August 2014 effective as of the Effective Date hereof.

COMPANY:

ARRAY BIOPHARMA INC.

By:	/s/ Ron Squarer
Name:	Ron Squarer
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Victor Sandor
Victor Sandor, M.D.